Exhibit 99.1

PENN TREATY SIGNS NON-BINDING LOI FOR INSURANCE SUBSIDIARY AND OPERATIONS SALE; ANTICIPATES REHABILITATION

Allentown, PA – December 17, 2008 – Penn Treaty American Corporation (OTC: PTYA.PK) today announced that it has entered into a non-binding letter of intent to sell a majority interest in an insurance subsidiary and its business operations.

The terms of the anticipated transaction include the following:

1.

The sale of the majority of the equity interests in one of the Company’s insurance subsidiaries, American Network Insurance Company (“ANIC”), including substantially all of the Company’s long-term care insurance policies issued after December 31, 2001 (“NewCo”).

In connection with the anticipated transaction, new long-term care insurance policies are expected to be issued by ANIC as soon as practical following the closing of the sale;

2.	The Company will retain ownership of all long-term care insurance policies issued prior to 2002 (“OldCo”); and,

3.	The Company will transfer substantially all long-term care insurance operations to the purchaser.

The Company will disclose the remaining terms of the offer upon completion of due diligence and definitive documentation, which is expected on or before February 13, 2009. Approval of the Pennsylvania Insurance Department will be required in connection with this transaction.

The Company anticipates that its insurance subsidiary, Penn Treaty Network America Insurance Company (“PTNA”) will enter rehabilitation by its domiciliary state of Pennsylvania on January 2, 2009. The completion of the transaction contemplated by the non-binding letter of intent is not expected to prevent PTNA from entering rehabilitation.

Certain statements made by the Company in this press release may be considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that the Company will enter into a definitive agreement, that the transaction will be consummated, that the transaction will be approved by the Pennsylvania Insurance Department, that the purchaser will issue new policies, that the Company will fulfill or realize any or all of the terms contemplated within the non-binding letter of intent, or that PTNA will emerge from rehabilitation in the future. For additional information and risks related to the Company, please refer to its reports filed with the Securities and Exchange Commission.

Source:	Penn Treaty American Corporation

Contact:	Cameron Waite, Executive VP, Strategic Operations

800.222.3469

cwaite@penntreaty.com